Exhibit 99.1

November 3, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

TULSA, Okla. – Nov. 3, 2009 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2009 net income attributable to ONEOK of $48.0 million, or 45 cents per diluted share, compared with $58.0 million, or 55 cents per diluted share, in the same period last year.

Net income attributable to ONEOK for the nine-month period ending Sept. 30, 2009, was $212.0 million, or $2.00 per diluted share, compared with $243.7 million, or $2.30 per diluted share, in the same period last year.

The company also increased its 2009 net income guidance to the range of $2.65 to $2.85 per diluted share to reflect higher expected operating income performance in the distribution and energy services segments.  ONEOK’s previous 2009 earnings guidance was in the range of $2.40 to $2.70 per diluted share.  Additional information is available in Exhibit A.

“Our energy services segment had a strong quarter, building on its solid second-quarter performance, benefiting from higher transportation margins and our continued efforts to reduce this segment’s earnings volatility,” said John W. Gibson, ONEOK chief executive officer.  “The distribution segment also turned in a solid performance as a result of implementing new rate mechanisms.  Our ONEOK Partners segment benefited from the recently completed Overland Pass and Arbuckle natural gas liquids pipelines, which helped offset the impact of lower commodity prices and narrower natural gas liquids product price differentials.”

“ONEOK continues to benefit from its investment in ONEOK Partners, which successfully completed more than $2 billion in capital investments at the end of the third quarter, providing the company with solid earnings and cash flow growth,” Gibson added.  “These projects, together with additional opportunities the partnership has identified over the next five years, are expected to drive additional growth at the partnership and at ONEOK.”

Operating income for the third quarter 2009 was $173.8 million, compared with $192.2 million for the third quarter 2008.  For the nine months 2009, operating income was $621.6 million, compared with $698.3 million for the same period last year.

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

The operating income decreases in both the three- and nine-month 2009 periods were due primarily to lower realized commodity prices and narrower natural gas liquids (NGL) product price differentials in the ONEOK Partners segment.  The decreases were partially offset by increased NGL volumes gathered, fractionated, transported and marketed, associated with the completion of the Overland Pass Pipeline and the Arbuckle Pipeline, and increased natural gas volumes processed and sold in the ONEOK Partners segment; increased transportation margins in the energy services segment; and the implementation of new rate mechanisms in the distribution segment.

Third-quarter 2009 operating costs were $204.6 million, compared with $203.9 million in the third quarter 2008.  Nine-month 2009 operating costs were $601.7 million, compared with $585.3 million in the same period last year.  These increases were due primarily to incremental operating expenses in the ONEOK Partners segment, associated with the Overland Pass Pipeline and the Arbuckle Pipeline and increased costs at NGL fractionation facilities, including the expanded Bushton fractionator, and higher employee-related costs.  These increases were partially offset by lower bad-debt expense in the distribution segment.

THIRD-QUARTER 2009 SUMMARY AND ADDITIONAL UPDATES:

·	Operating income of $173.8 million, compared with $192.2 million in the third quarter last year;
·	ONEOK Partners segment operating income of $144.7 million, compared with $197.5 million in the third quarter 2008;
·	Distribution segment operating income of $7.6 million, compared with a loss of $2.9 million in the third quarter 2008;
·	Energy services segment operating income of $21.2 million, compared with a loss of $3.5 million in the third quarter 2008;
·
Distributions declared from the company’s general partner interest in ONEOK Partners of $25.1 million for the third quarter 2009; distributions declared from the company’s limited partner interest in ONEOK Partners of $46.2 million for the third quarter 2009;

·
ONEOK, on a stand-alone basis, ending the quarter with $309.0 million in short-term debt, $849 million available on its existing credit facilities, $21.7 million of cash and cash equivalents and $469.6 million of natural gas in storage;

·
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $410.0 million for the nine-month period 2009, which exceeded capital expenditures and dividends of $252.0 million by $158.0 million;

·
ONEOK Partners completing construction in July of the 440-mile Arbuckle Pipeline project, which transports unfractionated NGLs from southern Oklahoma and the Barnett Shale in north Texas to the Texas Gulf Coast;

·	ONEOK Partners placing into service in October the 150-mile Piceance Lateral Pipeline, connecting the Piceance Basin with the Overland Pass Pipeline;

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

·	ONEOK Partners completing in October the $14.7 million expansion of the Fargo Lateral segment of the Viking natural gas pipeline;
·	Filing in October a stipulation and settlement agreement for a $54.5 million rate increase, subject to review and approval by the administrative law judge and Oklahoma Corporation Commission;
·	Filing in October a stipulation on the recovery of $17.3 million in annual capital investments, subject to review and approval by the Oklahoma Corporation Commission;
·
Receiving approval from the Kansas Corporation Commission to defer and recover the difference between current pension and post-retirement medical expenses and the level of those expenses currently included in base rates, which resulted in a $2.4 million operating income increase in the third quarter 2009 and is anticipated to result in an operating income increase of $3.2 million in 2009;

·	Filing the annual Kansas capital recovery request, which, if approved, will increase rates by $3.9 million effective January 2010;
·	Reaching a labor agreement in October between Kansas Gas Service and the International Union of Operating Engineers and the United Steelworkers to extend their existing agreement;
·	Electing Gerald B. Smith - who currently serves on the ONEOK Partners board of directors - to the ONEOK board of directors; and
·	Declaring a quarterly dividend of 42 cents per share, payable Nov. 13, 2009, to shareholders of record as of Oct. 30, 2009.

THIRD-QUARTER AND YEAR-TO-DATE 2009 BUSINESS-UNIT RESULTS

ONEOK Partners

The ONEOK Partners segment’s third-quarter 2009 operating income was $144.7 million, compared with $197.5 million in the same period 2008.

Third-quarter 2009 results were lower, compared with the prior-year period, primarily as the result of a $33.7 million decrease from lower realized commodity prices in the natural gas gathering and processing business; a $28.0 million decrease from narrower NGL product price differentials; and an $11.6 million decrease from prior-year operational measurement gains in the natural gas liquids business.

These decreases were partially offset by an $18.2 million increase in NGL volumes gathered, fractionated and transported, primarily associated with the completion of the Overland Pass Pipeline and Arbuckle Pipeline, as well as new supply connections in the natural gas liquids business; an $11.4 million increase from higher natural gas volumes processed and sold in the natural gas gathering and processing business; and a $10.1 million increase from higher natural gas transportation margins from the Guardian Pipeline expansion and extension that was completed in February 2009 and from an increase in contracted volumes on Midwestern Gas Transmission in the natural gas pipelines business.

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

For the nine-month 2009 period, operating income was $394.4 million, compared with $511.8 million in the same period a year earlier.

Nine-month 2009 results, compared with the same period in 2008, include a $95.1 million decrease due to significantly lower realized commodity prices in the natural gas gathering and processing business; a $38.4 million decrease from narrower NGL product price differentials; and a $12.5 million decrease due to prior-year operational measurement gains in the natural gas liquids business.

These operating income decreases were partially offset by a $46.2 million increase due to higher NGL volumes gathered, fractionated and transported,  primarily associated with the completion of the Overland Pass Pipeline and Arbuckle Pipeline, as well as new supply connections in the natural gas liquids business; a $23.3 million increase from higher natural gas transportation margins from the Guardian Pipeline expansion and extension that was completed in February 2009 and from an increase in contracted volumes on Midwestern Gas Transmission in the natural gas pipelines business; and a $20.1 million increase due to higher natural gas volumes processed and sold in the natural gas gathering and processing business.

Third-quarter 2009 operating costs were $105.1 million, compared with $97.5 million in the third quarter 2008.  Nine-month 2009 operating costs were $295.0 million, compared with $272.7 million in the same period a year earlier.  Operating costs for the three- and nine-month 2009 periods reflect increased incremental operating expenses associated with the operation of Overland Pass Pipeline and the Arbuckle Pipeline, and increased costs at fractionation facilities, which includes the expanded Bushton fractionator.

Equity earnings from investments for the third quarter 2009 were $20.1 million, compared with $29.4 million in 2008.  Equity earnings from investments for the nine months 2009 were $55.5 million, compared with $74.8 million in the same period a year earlier.

For the three- and nine-month 2009 periods, equity earnings decreased due primarily to lower subscription volumes and rates on Northern Border Pipeline, in which ONEOK Partners has a 50 percent interest.  Third-quarter and nine-month 2008 results included an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline.  Additionally, equity earnings from investments decreased due to lower volumes gathered at various natural gas gathering and processing investments in the Powder River Basin of Wyoming.

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

Distribution

The distribution segment reported operating income of $7.6 million in the third quarter 2009, compared with an operating loss of $2.9 million in the third quarter 2008.

Third-quarter 2009 earnings benefited from new rate mechanisms, which contributed $2.0 million in Oklahoma, $1.2 million in Kansas and $1.2 million in Texas.  Operating costs decreased to $91.0 million in the third quarter 2009 from $97.6 million in the third quarter 2008, due primarily to a $3.8 million decrease in bad-debt expense and a $2.1 million decrease in vehicle-related costs.

Operating income for the 2009 nine-month period was $130.3 million, compared with $117.7 million in the same period last year.

Nine-month 2009 operating income benefited from new rate mechanisms, which contributed $4.8 million in Oklahoma, $5.4 million in Kansas and $2.6 million in Texas; and a $2.2 million increase related to the recovery of the carrying costs of natural gas in storage.  These increases were partially offset by a $1.8 million decrease in lower natural gas sales volumes due to warmer weather across the segment’s entire service territory and a $1.9 million decrease in transportation margins.

Operating costs were $280.5 million for the 2009 nine-month period, compared with $285.6 million in the same period of 2008.  The operating costs decreased as a result of $9.6 million in reduced bad-debt expense and $3.8 million in lower vehicle-related costs.  These lower costs were partially offset by a $6.1 million increase in employee-related costs and $1.9 million increase in property tax expense.

Capital expenditures for the nine months 2009 were $110.9 million, compared with $126.4 million in the same period in 2008.  Capital expenditures decreased, primarily as a result of timing and lower spending on modifications to customer service lines, general replacements and improvements, as well as lower spending on growth projects during 2009.

Energy Services

The energy services segment reported third-quarter operating income of $21.2 million, compared with a $3.5 million loss in the same period in 2008.

Third-quarter 2009 results reflect a $17.8 million increase in transportation margins, net of hedging activities, due primarily to higher realized Rockies-to-Mid-Continent margins; a $4.5 million increase in storage and marketing margins; a $1.7 million increase in premium service margins resulting from additions to our customer base; and a $1.4 million increase in retail marketing margins.

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

Nine-month 2009 operating income was $95.6 million, compared with $66.4 million for the same period last year.

Operating income for the 2009 nine-month period benefited from a $32.0 million increase in premium service margins due to additions to customer base; and a $27.9 million increase in transportation margins, net of hedging activities, due primarily to higher realized Rockies-to-Mid-Continent margins.  These increases were partially offset by a $38.1 million decrease in storage and marketing margins, net of hedging activities, due primarily to lower realized seasonal storage differentials.

At Sept. 30, 2009, total natural gas in storage was 79.6 Bcf, compared with 74.7 Bcf a year earlier.  At Oct. 30, 2009, total natural gas in storage was approximately 77.4 Bcf.  Total natural gas storage capacity under lease was 82.8 Bcf in the third quarter 2009, compared with 91 Bcf in the same period in 2008.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Millions of dollars)
Marketing, storage and transportation, gross	$79.7	$57.3	$266.3	$246.1
Storage and transportation costs	53.1	54.6	161.7	163.1
Marketing, storage and transportation, net	26.6	2.7	104.6	83.0
Retail marketing, net	3.1	1.7	14.3	9.3
Financial trading, net	-	0.4	3.5	1.6
Net margin	$29.7	$4.8	$122.4	$93.9

2009 EARNINGS GUIDANCE

ONEOK increased its 2009 earnings per share guidance to the range of $2.65 to $2.85 per diluted share from its previous range of $2.40 to $2.70 per share.  Exhibit A includes updated information on the 2009 earnings guidance.

The updated earnings guidance reflects an anticipated operating income increase in the distribution and energy services segments.  Distribution segment operating income guidance includes the $17.3 million capital investment recovery mechanism in Oklahoma, partially offset by higher employee-related costs, primarily employee incentive accruals.  Energy services operating income guidance reflects higher premium service margins and increased optimization opportunities.

The average unhedged prices used in the updated 2009 guidance for the remaining three months of 2009 are $77 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $4.50 per MMBtu for NYMEX natural gas and $1.00 per gallon for composite natural gas

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

liquids.  The average Conway-to-Mont Belvieu Oil Price Information Service (OPIS) average price differential used for ethane for the remaining three months of 2009 is 8 cents per gallon.

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Nov. 4, 2009, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-837-9787, pass code 1399341, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days.   The playback call may be accessed at 866-837-8032, pass code 1399341.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

•	economic climate and growth in the geographic areas in which we do business;
•
the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the United States economy, including increasing liquidity risks in United States credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per share amounts)

Revenues	$2,364,736	$4,239,246	$7,382,190	$13,314,188
Cost of sales and fuel	1,912,882	3,784,220	5,946,499	11,852,422
Net margin	451,854	455,026	1,435,691	1,461,766
Operating expenses
Operations and maintenance	179,678	179,840	526,271	519,263
Depreciation and amortization	72,318	60,249	215,693	179,429
General taxes	24,900	24,068	75,388	66,079
Total operating expenses	276,896	264,157	817,352	764,771
Gain (loss) on sale of assets	(1,180)	1,310	3,246	1,319
Operating income	173,778	192,179	621,585	698,314
Equity earnings from investments	20,054	29,412	55,464	74,805
Allowance for equity funds used during construction	7,290	15,616	25,761	35,788
Other income	8,950	12,723	18,554	16,659
Other expense	(995)	(11,332)	(6,338)	(16,347)
Interest expense	(72,689)	(61,180)	(224,042)	(183,100)
Income before income taxes	136,388	177,418	490,984	626,119
Income taxes	(34,080)	(24,031)	(143,777)	(146,973)
Net income	102,308	153,387	347,207	479,146
Less: Net income attributable to noncontrolling interests	54,266	95,354	135,201	235,411
Net income attributable to ONEOK	$48,042	$58,033	$212,006	$243,735

Earnings per share of common stock
Net earnings per share, basic	$0.46	$0.56	$2.01	$2.34
Net earnings per share, diluted	$0.45	$0.55	$2.00	$2.30

Average shares of common stock (thousands)
Basic	105,420	104,446	105,306	104,319
Diluted	106,488	105,636	106,061	105,843

Dividends declared per share of common stock	$0.42	$0.40	$1.22	$1.16

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2009	2008
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$52,180	$510,058
Accounts receivable, net	726,719	1,265,300
Gas and natural gas liquids in storage	657,403	858,966
Commodity exchanges and imbalances	84,268	56,248
Energy marketing and risk management assets	127,877	362,808
Other current assets	208,515	324,222
Total current assets	1,856,962	3,377,602

Property, plant and equipment
Property, plant and equipment	10,010,406	9,476,619
Accumulated depreciation and amortization	2,311,810	2,212,850
Net property, plant and equipment	7,698,596	7,263,769

Investments and other assets
Goodwill and intangible assets	1,032,476	1,038,226
Energy marketing and risk management assets	32,191	45,900
Investments in unconsolidated affiliates	774,347	755,492
Other assets	634,898	645,073
Total investments and other assets	2,473,912	2,484,691
Total assets	$12,029,470	$13,126,062

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2009	2008
Liabilities and shareholders’ equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$268,210	$118,195
Notes payable	824,000	2,270,000
Accounts payable	766,580	1,122,761
Commodity exchanges and imbalances	205,662	188,030
Energy marketing and risk management liabilities	49,234	175,006
Other current liabilities	530,775	319,772
Total current liabilities	2,644,461	4,193,764

Long-term debt, excluding current maturities	4,340,211	4,112,581

Deferred credits and other liabilities
Deferred income taxes	893,213	890,815
Energy marketing and risk management liabilities	12,995	46,311
Other deferred credits	738,815	715,052
Total deferred credits and other liabilities	1,645,023	1,652,178

Commitments and contingencies

Shareholders’ equity

ONEOK shareholders’ equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,274,466 shares and outstanding
105,465,408 shares at September 30, 2009; issued 121,647,007 shares and
outstanding 104,845,231 shares at December 31, 2008	1,223	1,216
Paid in capital	1,317,167	1,301,153
Accumulated other comprehensive loss	(118,540)	(70,616)
Retained earnings	1,636,572	1,553,033
Treasury stock, at cost: 16,809,058 shares at September 30, 2009 and
16,801,776 shares at December 31, 2008	(696,807)	(696,616)
Total ONEOK shareholders’ equity	2,139,615	2,088,170

Noncontrolling interests in consolidated subsidiaries	1,260,160	1,079,369

Total shareholders’ equity	3,399,775	3,167,539
Total liabilities and shareholders’ equity	$12,029,470	$13,126,062

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ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(Unaudited)	2009	2008
	(Thousands of dollars)
Operating activities
Net income	$347,207	$479,146
Depreciation and amortization	215,693	179,429
Allowance for equity funds used during construction	(25,761)	(35,788)
Gain on sale of assets	(3,246)	(1,319)
Equity earnings from investments	(55,464)	(74,805)
Distributions received from unconsolidated affiliates	56,896	67,812
Deferred income taxes	72,199	72,884
Stock-based compensation expense	15,233	26,776
Allowance for doubtful accounts	3,062	11,668
Inventory adjustment, net	-	9,659
Investment securities gains	(2,361)	(11,142)
Changes in assets and liabilities:
Accounts receivable	532,950	634,361
Gas and natural gas liquids in storage	192,398	(482,360)
Accounts payable	(347,374)	(210,768)
Commodity exchanges and imbalances, net	(10,388)	(3,137)
Accrued interest	34,649	48,736
Energy marketing and risk management assets and liabilities	84,379	49,904
Unrecovered purchased gas costs	11,244	(51,959)
Fair value of firm commitments	198,516	(135,826)
Other assets and liabilities	(48,895)	(94,873)
Cash provided by operating activities	1,270,937	478,398

Investing activities
Changes in investments in unconsolidated affiliates	(19,878)	3,063
Capital expenditures (less allowance for equity funds used during construction)	(614,757)	(1,033,063)
Proceeds from sale of assets	10,507	1,774
Proceeds from insurance	2,569	9,792
Acquisitions	-	2,450
Cash used in investing activities	(621,559)	(1,015,984)

Financing activities
Borrowing (repayment) of notes payable, net	(576,000)	1,119,614
Repayment of notes payable with maturities over 90 days	(870,000)	-
Issuance of debt, net of discounts	498,325	-
Long-term debt financing costs	(4,000)	-
Payment of debt	(111,506)	(412,219)
Repurchase of common stock	(252)	(29)
Issuance of common stock	6,739	7,249
Issuance of common units to noncontrolling interests, net of discounts	241,643	146,969
Dividends paid	(128,467)	(120,986)
Distributions to noncontrolling interests	(163,738)	(149,173)
Cash provided by (used in) financing activities	(1,107,256)	591,425
Change in cash and cash equivalents	(457,878)	53,839
Cash and cash equivalents at beginning of period	510,058	19,105
Cash and cash equivalents at end of period	$52,180	$72,944

-more-

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$292.9	$325.4	$808.4	$874.9
Operating costs	$105.1	$97.5	$295.0	$272.7
Depreciation and amortization	$41.9	$30.4	$121.8	$90.4
Operating income	$144.7	$197.5	$394.4	$511.8
Natural gas gathered (BBtu/d) (a)	1,100	1,146	1,131	1,174
Natural gas processed (BBtu/d) (a)	664	649	658	641
Natural gas transportation capacity contracted (MMcf/d)	5,764	4,765	5,461	4,877
Transportation capacity subscribed	87%	81%	83%	83%
Residue gas sales (BBtu/d) (a)	297	281	291	280
NGL sales (MBbl/d)	382	273	388	275
NGLs fractionated (MBbl/d)	496	375	458	379
NGLs transported-gathering lines (MBbl/d)	385	253	358	255
NGLs transported-distribution lines (MBbl/d)	446	430	451	347
Capital expenditures	$169.4	$335.6	$491.3	$860.2
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.15	$0.24	$0.12	$0.15
Realized composite NGL sales price ($/gallon) (a)	$0.76	$1.51	$0.70	$1.44
Realized condensate sales price ($/Bbl) (a)	$79.46	$99.61	$70.66	$96.91
Realized residue gas sales price ($/MMBtu) (a)	$2.99	$8.33	$3.11	$8.39
Realized gross processing spread ($/MMBtu) (a)	$6.47	$6.69	$6.41	$6.94
(a) - Statistics relate to ONEOK Partners’ natural gas gathering and processing business.

Distribution
Net margin	$128.5	$124.0	$502.6	$490.6
Operating costs	$91.0	$97.6	$280.5	$285.6
Depreciation and amortization	$29.9	$29.3	$92.2	$87.3
Operating income	$7.6	$(2.9)	$130.3	$117.7
Capital expenditures	$33.6	$56.0	$110.9	$126.4
Natural gas volumes (Bcf)
Gas sales	15.6	14.0	111.2	116.9
Transportation	43.4	50.3	146.8	163.4
Natural gas margins
Net margin on gas sales	$100.2	$96.0	$405.3	$395.8
Transportation revenues	$17.8	$18.1	$63.5	$64.2

Energy Services
Net margin	$29.7	$4.8	$122.4	$93.9
Operating costs	$8.4	$9.4	$26.4	$28.0
Depreciation and amortization	$0.1	$0.2	$0.4	$0.8
Operating income	$21.2	$(3.5)	$95.6	$66.4
Natural gas marketed (Bcf)	255	261	841	867
Natural gas gross margin ($/Mcf)	$0.11	$0.02	$0.14	$0.08
Physically settled volumes (Bcf)	524	560	1,702	1,756

-more-

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$145	$-	$145
Distribution	8	-	-	8
Energy Services	21	-	-	21
Other	-	-	-	-
Operating income	29	145	-	174
Equity in earnings of ONEOK Partners	68	-	(68)	-
Other income (expense)	3	32	-	35
Interest expense	(23)	(50)	-	(73)
Income taxes	(29)	(5)	-	(34)
Net income	48	122	(68)	102
Less: Net income attributable to noncontrolling interests	-	-	54	54
Net income attributable to ONEOK	$48	$122	$(122)	$48

	Nine Months Ended September 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$394	$-	$394
Distribution	130	-	-	130
Energy Services	96	-	-	96
Other	2	-	-	2
Operating income	228	394	-	622
Equity in earnings of ONEOK Partners	184	-	(184)	-
Other income (expense)	5	88	-	93
Interest expense	(72)	(152)	-	(224)
Income taxes	(133)	(11)	-	(144)
Net income	212	319	(184)	347
Less: Net income attributable to noncontrolling interests	-	-	135	135
Net income attributable to ONEOK	$212	$319	$(319)	$212

-more-

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$198	$-	$198
Distribution	(3)	-	-	(3)
Energy Services	(4)	-	-	(4)
Other	1	-	-	1
Operating income	(6)	198	-	192
Equity in earnings of ONEOK Partners	109	-	(109)	-
Other income (expense)	6	40	-	46
Interest expense	(27)	(34)	-	(61)
Income taxes	(24)	-	-	(24)
Net income	58	204	(109)	153
Less: Net income attributable to noncontrolling interests	-	-	95	95
Net income attributable to ONEOK	$58	$204	$(204)	$58

	Nine Months Ended September 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$512	$-	$512
Distribution	118	-	-	118
Energy Services	66	-	-	66
Other	2	-	-	2
Operating income	186	512	-	698
Equity in earnings of ONEOK Partners	268	-	(268)	-
Other income (expense)	5	106	-	111
Interest expense	(75)	(108)	-	(183)
Income taxes	(140)	(7)	-	(147)
Net income	244	503	(268)	479
Less: Net income attributable to noncontrolling interests	-	-	235	235
Net income attributable to ONEOK	$244	$503	$(503)	$244

-more-

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Nine Months Ended
(Unaudited)	September 30, 2009
(Millions of dollars)
Net income attributable to ONEOK	$212.0
Depreciation and amortization	93.9
Gain on sale of assets	(0.5)
Equity earnings from investments	(183.7)
Distributions received from unconsolidated affiliates	206.9
Deferred income taxes	65.5
Stock-based compensation expense	15.2
Allowance for doubtful accounts	3.1
Investment securities gains	(2.4)
Cash flow, before changes in working capital (a)	$410.0

(a) ONEOK stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations or other measures of cash flow.

-more-

ONEOK Reports Third-quarter 2009 Results;
Increases 2009 Earnings Guidance

November 3, 2009

ONEOK, Inc. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars, except per share amounts)

Operating income
ONEOK Partners	$538	$537	$1
Distribution	209	200	9
Energy Services	122	115	7
Other	2	1	1
Operating income	871	853	18
Equity earnings from investments	75	80	(5)
Other income (expense)	30	12	18
Interest expense	(304)	(312)	8
Income before income taxes	672	633	39
Income taxes	(200)	(185)	(15)
Net income	472	448	24
Less: Net income attributable to noncontrolling interests	180	177	3
Net income attributable to ONEOK	$292	$271	$21

Net earnings per share, diluted	$2.75	$2.55	$0.20

Average shares of common stock, diluted (millions)	106.1	106.0	0.1

Capital expenditures
ONEOK Partners	$583	$570	$13
Distribution	158	158	-
Other	15	17	(2)
Total capital expenditures	$756	$745	$11

*Amounts shown are midpoints of ranges provided.